Exhibit 99.1

The Buckle, Inc.

2407 W. 24th St. Kearney, NE 68845

P.O. Box 1480 Kearney, NE 68848-1480

phone: 308-236-8491

fax: 308-236-4493

For Immediate Release: August 21, 2020	web: www.buckle.com

Contact:	Thomas B. Heacock, Chief Financial Officer
The Buckle, Inc.
(308) 236-8491

THE BUCKLE, INC. REPORTS SECOND QUARTER NET INCOME

KEARNEY, NE -- The Buckle, Inc. (NYSE: BKE) announced today that net income for the fiscal quarter ended August 1, 2020 was $34.7 million, or $0.71 per share ($0.71 per share on a diluted basis).

Net sales for the 13-week fiscal quarter ended August 1, 2020 increased 6.0 percent to $216.0 million from net sales of $203.8 million for the prior year 13-week fiscal quarter ended August 3, 2019. Online sales increased 99.0 percent to $46.0 million for the 13-week period ended August 1, 2020, compared to net sales of $23.1 million for the 13-week period ended August 3, 2019.

Net sales for the 26-week fiscal period ended August 1, 2020 decreased 18.2 percent to $331.4 million from net sales of $405.1 million for the prior year 26-week fiscal period ended August 3, 2019. Online sales increased 64.3 percent to $78.1 million for the 26-week period ended August 1, 2020, compared to net sales of $47.5 million for the 26-week period ended August 3, 2019.

Net income for the second quarter of fiscal 2020 was $34.7 million, or $0.71 per share ($0.71 per share on a diluted basis), compared with $16.4 million, or $0.34 per share ($0.34 per share on a diluted basis) for the second quarter of fiscal 2019.

Net income for the 26-week fiscal period ended August 1, 2020 was $22.9 million, or $0.47 per share ($0.47 per share on a diluted basis), compared with $31.5 million, or $0.65 per share ($0.65 per share on a diluted basis) for the 26-week period ended August 3, 2019.

As previously announced, Buckle temporarily closed all brick and mortar stores due to the COVID-19 pandemic beginning March 18, 2020. The Company began the process of reopening certain stores the week of April 26, 2020, following state and local reopening guidelines. As of August 1, 2020, 431 of Buckle’s 446 stores were open. Of the 15 stores which were closed, 2 have not yet reopened due to damage sustained during the closure period. The remaining 13 stores are located in California and had previously reopened but were subsequently closed again during July in accordance with state guidelines. The Company’s online store has remained open without interruption.

Management will hold a conference call at 10:00 a.m. EDT today to discuss results for the quarter. To participate in the call, please call (877) 226-8216 for domestic calls or (409) 207-6983 for international calls and reference the conference code 9361957. A replay of the call will be available for a two-week period beginning today at 1:00 p.m. EDT by calling (866) 207-1041 for domestic calls or (402) 970-0847 for international calls and entering the conference code 2314297.

About Buckle

Offering a unique mix of high-quality, on-trend apparel, accessories, and footwear, Buckle caters to fashion-conscious young men and women. Known as a denim destination, each store carries a wide selection of fits, styles, and finishes from leading denim brands, including the Company’s exclusive brand, BKE. Headquartered in Kearney, Nebraska, Buckle currently operates 446 retail stores in 42 states. As of the end of the fiscal quarter, it operated 446 stores in 42 states compared with 449 stores in 42 states at the end of the second quarter of fiscal 2019.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995:  All forward-looking statements made by the Company involve material risks and uncertainties and are subject to change based on factors which may be beyond the Company’s control.  Accordingly, the Company’s future performance and financial results may differ materially from those expressed or implied in any such forward-looking statements.  Such factors include, but are not limited to, those described in the Company’s filings with the Securities and Exchange Commission.   The Company does not undertake to publicly update or revise any forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

Note:  News releases and other information on The Buckle, Inc. can be accessed at www.buckle.com on the Internet.
Financial Tables to Follow

THE BUCKLE, INC.

CONSOLIDATED STATEMENTS OF INCOME
(Amounts in Thousands Except Per Share Amounts)
(Unaudited)

	Thirteen Weeks Ended		Twenty-Six Weeks Ended
	August 1, 2020	August 3, 2019	August 1, 2020	August 3, 2019

SALES, Net of returns and allowances	$216,025	$203,817	$331,438	$405,130

COST OF SALES (Including buying, distribution, and occupancy costs)	122,643	125,120	211,231	249,780

Gross profit	93,382	78,697	120,207	155,350

OPERATING EXPENSES:
Selling	38,257	48,535	71,761	95,144
General and administrative	9,593	10,560	19,096	21,870
	47,850	59,095	90,857	117,014

INCOME FROM OPERATIONS	45,532	19,602	29,350	38,336

OTHER INCOME, Net	404	2,086	978	3,341

INCOME BEFORE INCOME TAXES	45,936	21,688	30,328	41,677

INCOME TAX EXPENSE	11,254	5,314	7,430	10,211

NET INCOME	$34,682	$16,374	$22,898	$31,466

EARNINGS PER SHARE:
Basic	$0.71	$0.34	$0.47	$0.65

Diluted	$0.71	$0.34	$0.47	$0.65

Basic weighted average shares	48,714	48,550	48,719	48,551
Diluted weighted average shares	48,913	48,760	48,918	48,747

THE BUCKLE, INC.

CONSOLIDATED BALANCE SHEETS
(Amounts in Thousands Except Share and Per Share Amounts)
(Unaudited)

ASSETS	August 1, 2020	February 1, 2020 (1)	August 3, 2019

CURRENT ASSETS:
Cash and cash equivalents	$265,714	$220,969	$178,041
Short-term investments	12,637	12,532	52,051
Receivables	2,394	3,136	11,206
Inventory	116,479	121,258	129,068
Prepaid expenses and other assets	20,388	20,935	21,059
Total current assets	417,612	378,830	391,425

PROPERTY AND EQUIPMENT	451,899	452,205	453,416
Less accumulated depreciation and amortization	(345,820)	(338,357)	(331,285)
	106,079	113,848	122,131

OPERATING LEASE RIGHT-OF-USE ASSETS	305,814	350,088	335,448
LONG-TERM INVESTMENTS	16,536	15,863	15,477
OTHER ASSETS	9,782	9,261	7,952

Total assets	$855,823	$867,890	$872,433

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES:
Accounts payable	$48,142	$26,491	$42,531
Accrued employee compensation	9,391	22,929	11,512
Accrued store operating expenses	21,579	17,837	23,268
Gift certificates redeemable	12,611	15,319	13,305
Current portion of operating lease liabilities	81,427	87,314	75,992
Income taxes payable	—	2,751	—
Total current liabilities	173,150	172,641	166,608

DEFERRED COMPENSATION	16,536	15,863	14,984
NON-CURRENT OPERATING LEASE LIABILITIES	251,830	290,238	287,648
Total liabilities	441,516	478,742	469,240

COMMITMENTS

STOCKHOLDERS’ EQUITY:
Common stock, authorized 100,000,000 shares of $.01 par value; issued and outstanding; 49,407,731 shares at August 1, 2020, 49,205,681 shares at February 1, 2020, and 49,223,811 shares at August 3, 2019	494	492	492
Additional paid-in capital	154,517	152,258	151,027
Retained earnings	259,296	236,398	251,674
Total stockholders’ equity	414,307	389,148	403,193

Total liabilities and stockholders’ equity	$855,823	$867,890	$872,433

(1) Derived from audited financial statements.